UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 31, 2007

Lincare Holdings Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-19946	51-0331330
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

19387 U.S. 19 North, Clearwater, FL 33764

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: 727-530-7700

(Former name or address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A. 2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Issuance of Two Series of Convertible Senior Debentures

On October 25, 2007, Lincare Holdings Inc. (“Lincare”) executed a purchase agreement (the “Purchase Agreement”) with Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank Securities and the other initial purchasers listed on Schedule A thereto (the “Initial Purchasers”), pursuant to which it agreed to sell $275 million aggregate principal amount of 2.75% Convertible Senior Debentures due 2037 (the “Series A Debentures”) and $275 million aggregate principal amount of 2.75% Convertible Senior Debentures due 2037 (the “Series B Debentures”, and together with the Series A Debentures, the “Debentures”) to the Initial Purchasers in a private placement. The closing of the sale of the Debentures occurred on October 31, 2007.

The Debentures and the underlying common stock, par value $0.01 per share, of Lincare (“Common Stock”) issuable upon conversion of the Debentures have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Lincare used approximately $150.0 million of the net proceeds of the offering to acquire shares of its Common Stock, concurrently with the offering, and it may use additional proceeds for further stock repurchases following the offering. The remainder of the net proceeds of the offering will be used for selective business acquisitions and general corporate purposes, including the repayment of debt or other obligations.

The Series A Debentures were issued under an indenture dated as of October 31, 2007 (the “Series A Indenture”), between Lincare and U.S. Bank National Association, as trustee (the “Trustee”). The Series B Debentures were issued under a separate indenture dated as of October 31, 2007 (the “Series B Indenture” and, together with the Series A Indenture, the “Indentures”) between Lincare and the Trustee. Copies of the Indentures are attached to this Form 8-K as Exhibit 4.1 and Exhibit 4.2 and the description of the Indentures and the Debentures in this report are summaries and are qualified in their entirety by the terms of the Indentures and the Debentures, respectively. The Debentures mature on November 1, 2037 and pay interest at a rate of 2.75 percent per annum. Interest on the Debentures is payable semiannually in arrears on May 1 and November 1 of each year, commencing on May 1, 2008.

Lincare will pay contingent interest to holders of the Debentures during any six-month period from May 1 to October 31 and from November 1 to April 30, commencing after November 1, 2012 in the case of the Series A Debentures and November 1, 2014 in the case of the Series B Debentures, if the average market price of the Debentures for a five trading day measurement period preceding the applicable six-month period equals 120% or more of the principal amount of the Debentures. The contingent interest payable per Debenture within any six-month period will be equal to 0.25% of the average market price of a Debenture for the five trading day measuring period and will be payable on the regular interest payment date next succeeding such five day measurement period.

The Debentures will be convertible only under certain circumstances, as described below. If, at the time of conversion, the daily volume-weighted average price per share for a 20 trading day period calculated in accordance with the Indentures (as defined in greater detail in the Indentures, “VWAP”) of Common Stock is less than or equal to $51.27 per share, which is referred to as the base conversion price, the Debentures will be convertible into 19.5044 shares of Common Stock per $1,000 principal amount of Debentures, subject to adjustment upon the occurrence of certain events. If, at the time of conversion, the VWAP of the Common Stock exceeds the base conversion price of $51.27 per share, the conversion rate will be determined pursuant to a formula resulting in holders’ receipt of up to a maximum of 29.74 shares of Common Stock per $1,000 principal amount of Debentures, subject to adjustment upon the occurrence of certain events and determined as set forth in the Indentures. After November 1, 2012 in the case of the Series A Debentures and November 1, 2014 in the case of the Series B Debentures, the conversion rate for the Debentures will be fixed, as set forth in the Indentures. The Debentures are convertible until the close of business on the business day immediately preceding the maturity date, in multiples of $1,000 in principal amount, at the option of the holder under the following circumstances: (1) during any fiscal quarter beginning after December 31, 2007, and only during such fiscal quarter, if the closing price of the Common Stock for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the immediately preceding fiscal quarter is more than 130% of the base conversion price per share, (2) during the five business day period after any period of five consecutive trading days in which the trading price per $1,000 principal amount of Debentures for each trading day of that period was less than 98% of the product of the closing sale price of the Common Stock on such day and the applicable daily conversion rate for such day, (3) if Lincare calls the Debentures for redemption, at any time prior to the close of business on the business day prior to the redemption date, (4) if specified distributions to holders of the Common Stock are made, (4) if a fundamental change occurs or (5) beginning on October 1, 2037 and ending at the close of business on the business day immediately preceding the maturity date.

Upon conversion, in lieu of shares of Common Stock, for each $1,000 principal amount of Debentures converted, a holder will receive an amount in cash equal to the lesser of (1) $1,000 or (2) the conversion value, determined in the manner set forth in the Indentures, of the number of shares of Common Stock issuable upon conversion. If the conversion value is greater than $1,000, Lincare will also deliver a number of shares of Common Stock equal to the sum of the daily share amounts for each of the 20 consecutive trading days in the applicable conversion reference period, subject to Lincare’s right to deliver cash in lieu of all or a portion of such shares, subject to the limitations set forth in the Indentures. If a holder elects to convert its Debentures in connection with a transaction on or prior to November 1, 2012 in the case of the Series A Debentures and November 1, 2014 in the case of the Series B Debentures that constitutes a fundamental change, Lincare will pay, as and to the extent described in the Indentures, a make whole premium on Debentures converted in connection with such transaction by increasing the base conversion rate for the applicable series of Debentures.

Lincare may redeem for cash all or a portion of the Debentures at any time on or after November 1, 2012 in the case of the Series A Debentures and November 1, 2014 in the case of the Series B Debentures at a price equal to 100% of the principal amount of the Debentures to be redeemed, plus accrued and unpaid interest, if any, including contingent interest, if any, to, but excluding, the redemption date.

Holders may require Lincare to purchase all or a portion of their Debentures on November 1, 2012, 2017, 2022, 2027 and 2032 in the case of the Series A Debentures and on November 1, 2014, 2017, 2022, 2027 and 2032 in the case of the Series B Debentures for cash at a price equal to 100% of the principal amount of the Debentures to be purchased, plus accrued and unpaid interest, if any, including contingent interest, if any, to, but excluding, the purchase date.

Upon the occurrence of specified fundamental change events, holders of Debentures have the option to require Lincare to purchase for cash all or a portion of their Debentures at a price equal to 100% of the principal amount of the Debentures to be purchased, plus accrued and unpaid interest, if any, including contingent interest, if any, to, but excluding, the date of the purchase.

The Debentures are Lincare’s unsecured and unsubordinated obligations and rank equally in right of payment with all of its existing and future unsecured and unsubordinated indebtedness. The Debentures are subordinated to any of Lincare’s secured indebtedness to the extent of the value of the assets securing such indebtedness. Additionally, the Debentures are effectively subordinated to the indebtedness and other liabilities of Lincare’s subsidiaries. The Debentures could become immediately due and payable upon the occurrence of customary events of default, including insolvency events and failure to make payments required under the Debentures or to convert the Debentures pursuant to their terms.

In connection with the sale of the Debentures, Lincare entered into a registration rights agreement dated as of October 31, 2007 with the Initial Purchasers (the “Registration Rights Agreement”). Under the Registration Rights Agreement, Lincare agreed to file with the Securities and Exchange Commission within 90 days after the issuance of the Debentures a shelf registration statement with respect to the resale of the Debentures and the shares of Common Stock issuable upon conversion of the Debentures. Lincare also agreed to use its reasonable best efforts to cause the registration statement to become effective within 210 days after the issuance of the Debentures, and to keep it effective for a period of up to two years, subject to its right to suspend the use of the prospectus under certain circumstances. Lincare will be required to pay additional interest of up to 0.50%, subject to certain limitations, to the holders of the Debentures if it fails to comply with its obligation to register the Debentures and the Common Stock issuable upon conversion of the Debentures or if the registration statement does not remain effective as required. A copy of the Registration Rights Agreement is attached to this Form 8-K as Exhibit 4.3 and this description is a summary and is qualified in its entirety by the terms of the Registration Rights Agreement.

The Initial Purchasers and their affiliates have engaged in, and may in the future engage in, investment banking, commercial banking and other commercial dealings in the ordinary course of business with us. They have received customary fees and commissions for these transactions.

Amendment to Credit Agreement

On October 31, 2007, Lincare entered into an amendment to its existing bank credit agreement (the “Amendment”) that amends certain definitions and the restrictions on Lincare’s ability to incur additional indebtedness. A copy of the Amendment is attached to this Form 8-K as Exhibit 4.4 and this description is a summary and is qualified in its entirety by the terms of the Amendment.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information in Item 1.01 of this report is incorporated herein by reference.

Item 3.02.	Unregistered Sales of Equity Securities.

Pursuant to the Purchase Agreement described in Item 1.01 of this report, on October 25, 2007 Lincare agreed to sell up to $275 million aggregate principal amount of its 2.75% Convertible Senior Debentures due 2037 – Series A and up to $275 million aggregate principal amount of its 2.75% Convertible Senior Debentures due 2037 – Series B to the Initial Purchasers. The sale of the Debentures was completed on October 31, 2007. Lincare offered and sold the Debentures to the Initial Purchasers in reliance on the exemption from registration provided by Section 4(2) of the Securities Act. The Initial Purchasers then sold the Debentures to qualified institutional buyers, as defined in, and pursuant to, Rule 144A under the Securities Act. Lincare relied on these exemptions from registration based in part on representations made by the Initial Purchasers in the Purchase Agreement.

Additional information pertaining to the Debentures is contained in Item 1.01 and is incorporated herein by reference.

Item 8.01.	Other Events.

On October 31, 2007, Lincare announced the closing of the sale of the Debentures. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(c) Exhibits

Exhibit No.	Description
4.1	Indenture dated October 31, 2007 between Lincare Holdings Inc. and U.S. Bank National Association, as trustee, with respect to the 2.75% Convertible Senior Debentures due 2037 –Series A (including form of 2.75% Convertible Senior Debentures due 2037 – Series A).

4.2	Indenture dated October 31, 2007 between Lincare Holdings Inc. and U.S. Bank National Association, as trustee, with respect to the 2.75% Convertible Senior Debentures due 2037 –Series B (including form of 2.75% Convertible Senior Debentures due 2037 – Series B).

4.3	Registration Rights Agreement dated October 31, 2007 between Lincare Holdings Inc. and the Initial Purchasers.

4.4	First Amendment to Credit Agreement dated as of October 31, 2007 among Lincare Holdings Inc., as Borrower, certain subsidiaries of the Borrower from time to time party thereto, as Guarantors, the several lenders from time to time party thereto and Bank of America, N.A., as Agent, and Calyon, New York Branch, as Syndication Agent.

99.1	Press release by Lincare Holdings Inc. dated October 31, 2007.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lincare Holdings Inc.

By:	/s/ Paul G. Gabos
Paul G. Gabos
Chief Financial Officer, Treasurer and Secretary

November 6, 2007